As filed with the Securities and Exchange Commission on July 13, 1998

                                          Registration No. 333-_____

               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549

                            FORM S-8
    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933




                  CUMULUS MEDIA INC.
     (Exact Name of Registrant as Specified in its Charter)

      Illinois                                   36-4159663
     (State of                                (I.R.S. Employer
   Incorporation)                              Identification
                                                   Number)

111 East Kilbourn Avenue, Milwaukee, Wisconsin     53202
(Address of Principal Executive Offices)         (Zip Code)



     CUMULUS MEDIA INC. 1998 STOCK INCENTIVE PLAN
CUMULUS MEDIA INC. 1998 EXECUTIVE STOCK INCENTIVE PLAN
               (Full title of the plans)


        Richard W. Weening, Executive Chairman
     Lewis W. Dickey, Jr., Executive Vice Chairman
                  Cumulus Media Inc.
               111 East Kilbourn Avenue
              Milwaukee, Wisconsin  53202
        (Name and Address of Agent for Service)
                    (414) 615-2800
  (Telephone Number, including area code, of Agent for
                       Service)



                       Copy to:

                  Larry D. Lieberman
                 Godfrey & Kahn, S.C.
                780 North Water Street
           Milwaukee, Wisconsin  53202-3590
                    (414) 273-3500




            CALCULATION OF REGISTRATION FEE

   Title of      Amount to     Proposed      Proposed     Amount
  securities    be registered  maximum       maximum        of
to be registered               offering     aggregate    registra-
                              price per      offering    tion fee
                                share         price
Class A Common  1,288,834        (1)       $18,365,885   $5,565.42(1)
Stock
Class C Common  2,001,380        (2)       $28,019,320   $8,490.70(2)
Stock (including
the Class A Common
Stock into which the
Class C Common
Stock is
convertible)

 (1) The registration fee with respect to the Class A
Common Stock was calculated pursuant to Rule 457(c) and
(h) under the Securities Act of 1933, as amended (the
"Securities Act"). The registration fee is based on the average of the high and low price per share of Cumulus Media Inc. Class A, common stock on July 8,
1998 on the Nasdaq National Market, as reported in the Midwest Edition of The Wall Street Journal on July 9,
1998 ($14.25).

 (2) The registration fee with respect to the Class C
Common Stock was calculated pursuant to Rule 457(h) of the Securities Act based upon the exercise price of the options.

                        PART II

  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

          The following documents are incorporated by reference in this Registration Statement:

          (a)    The Registrant's latest prospectus
            filed pursuant to Rule 424(b) under the
            Securities Act of 1933, as amended (the
            "Securities Act"); and

          (b)    The description of the Registrant's
            Class A common stock, $0.01 par value (the
            "Class A Common Stock") contained in the
            Registrant's Registration Statement on
            Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any amendment or report filed for the purpose of updating such description.

          All documents subsequently filed by the
     Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all shares offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.   Description of Securities.

          The Registrant's Class C common stock, $0.01 par value (the "Class C Common Stock") is not registered under Section 12 of the Exchange Act.

          Dividend Rights.  All shares of the Class C
     Common Stock are entitled to participate ratably when, and as, dividends are declared by the Board of Directors. Any such dividends may be paid in cash, shares of Class C Common Stock or property.

          Convertibility of Class C Common Stock into
     Class A Common Stock. The Class C Common Stock is convertible at any time, or from time to time, at the option of the holder of such Class C Common
     Stock, without cost to such holder, into Class A
     Common Stock on a share-for-share basis; provided such holder is not at the time of such conversion a disqualified person (generally defined as a person whose ownership of Class A Common Stock would violate certain provisions of the Communications Act of 1934, as amended, and certain rules of the Federal Communications
     Commission).

          Voting Rights.  Holders of Class C Common
     Stock, subject to certain exceptions, are entitled to 10 votes per share. All actions submitted to a vote of the Registrant's stockholders are voted on by holders of Class A Common Stock and Class C
     Common Stock, voting together as a single class.
     Holders of Class B common stock, $0.01 par value
     (the "Class B Common Stock"), are not entitled to vote, except in limited circumstances. In such cases, the holders of Class B Common Stock will vote separately as a class. The affirmative vote of a majority of the outstanding shares of Class A
     Common Stock and Class C Common Stock, voting together as a single class, and the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock, voting separately as a class, are required to approve fundamental corporate actions. The holders of Class C Common Stock are generally entitled to elect a director to the Registrant's Board of Directors (the "Class C Director"), and the vote of the Class C Director is required in order for the Registrant to take certain actions.

          Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Registrant, whether voluntarily or involuntarily, after payment or provision for payment of the debts and other liabilities of the Registrant and the preferential amounts to which the holders of any stock ranking prior to the Class C Common
     Stock in the distribution of assets, the holders of Class C Common Stock are entitled to share pro rata in the remaining assets of the Registrant according to their respective interests.

          Miscellaneous. The Class C Common Stock is not traded on a securities exchange. Holders of Class C Common Stock have no preemptive or other subscription rights, redemption or sinking fund rights.

Item 6.   Indemnification of Directors and Officers.

          The general effect of the provisions in the Registrant's Articles of Incorporation and
     Illinois Law is to provide that the Registrant shall indemnify its directors and officers against all liabilities and expenses actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) in which they have become involved by reason of their status as corporate directors or officers, if they acted in good faith and in the reasonable belief that their conduct was neither unlawful (in the case of criminal proceedings) nor opposed to the best interests of the Registrant. With respect to legal proceedings by or in the right of the Registrant in which a director or officer is adjudged liable for improper performance of his duty to the Registrant or another enterprise which such person served in a similar capacity at the request of the Registrant, indemnification is limited by such provisions of that amount which is permitted by the court.

          The Registrant will maintain officers' and directors' liability insurance which will insure against liabilities that officers and directors of the Registrant may incur in such capacities. The
     Registrant has also entered into indemnification agreements with its directors and officers.

Item 8.   Exhibits.

     4.1  Cumulus Media Inc. 1998 Stock Incentive
          Plan (incorporated herein by reference to Exhibit 10.10 of the Registrant's
          Registration Statement on Form S-1, Reg. No.
          333-48849).

     4.2  Cumulus Media Inc. 1998 Executive Stock
          Incentive Plan (incorporated herein by
          reference to Exhibit 10.11 of the
          Registrant's Registration Statement on Form S-
          1, Reg. No. 333-48849).

     5    Opinion of Godfrey & Kahn, S.C.
          regarding legality of the Common Stock being registered.

     10.1 Form of Employment Agreement between the
          Registrant and Richard W. Weening
          (incorporated herein by reference to Exhibit
          10.6 of the Registrant's Registration
          Statement on Form S-1, Reg. No. 333-48849).

     10.2 Form of Employment Agreement between the
          Registrant and Lewis W. Dickey, Jr.
          (incorporated herein by reference to Exhibit
          10.7 of the Registrant's Registration
          Statement on Form S-1, Reg. No. 333-48849).

     23.1 Consent of PricewaterhouseCoopers LLP
          (Illinois).

     23.2 Consent of PricewaterhouseCoopers LLP
          (Alabama).

     23.3 Consent of PricewaterhouseCoopers LLP
          (Georgia).

     23.4 Consent of Johnson, Miller & Co. (New
          Frontier Communications, Inc.)

     23.5 Consent of Johnson, Miller & Co. (KLUR, KQXC,
          KYYI Radio)

     23.6 Consent of McGladrey & Pullen, LLP.

     23.7 Consent of Plante & Moran, LLP.

     23.8 Consent of KPMG Peat Marwick LLP.

     23.9 Consent of Godfrey & Kahn, S.C., included in
          Exhibit 5.

Item 9.   Undertakings.*

          The Registrant hereby undertakes:

     (a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
          Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration
          Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of
          a post-effective amendment any of the
          securities being registered which remain unsold at the termination of the offering.

     (b) (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h)  (5)  Insofar as indemnification for
          liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of Item 6 of this Registration Statement, or otherwise, the
          Registrant has been advised that in the
          opinion of the Securities and Exchange
          Commission such indemnification is against public policy as expressed in the Securities
          Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     ____________________

     *Paragraphs correspond to Item 512 of Regulation S-K.

                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on July
10, 1998.

                              CUMULUS MEDIA INC.

                              By:/s/ Richard W. Weening
                                 -----------------------
                                 Richard W. Weening
                                 Executive Chairman

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Richard W. Weening                  Date:  July 10, 1998
------------------------
Richard W. Weening
Executive Chairman,
Treasurer and Director


/s/ Lewis W. Dickey, Jr.                Date:  July 10, 1998
-------------------------
Lewis W. Dickey, Jr.
Executive Vice Chairman
and Director


/s/ William M. Bungeroth                Date:  July 10, 1998
-------------------------
William M. Bungeroth
President and Director


/s/ Richard J. Bonick, Jr.              Date:  July 10, 1998
-------------------------
Richard J. Bonick, Jr.
Vice President and Chief
Financial Officer
(Principal Accounting Officer)

                     EXHIBIT INDEX

     Exhibits

          4.1  Cumulus Media Inc. 1998 Stock Incentive
          Plan (incorporated herein by reference to Exhibit 10.10 of the Registrant's
          Registration Statement on Form S-1, Reg. No.
          333-48849).

     4.2  Cumulus Media Inc. 1998 Executive Stock
          Incentive Plan (incorporated herein by
          reference to Exhibit 10.11 of the
          Registrant's Registration Statement on Form S-
          1, Reg. No. 333-48849).

     5    Opinion of Godfrey & Kahn, S.C.
          regarding legality of the Common Stock being registered.

     10.1 Form of Employment Agreement between the
          Registrant and Richard W. Weening
          (incorporated herein by reference to Exhibit
          10.6 of the Registrant's Registration
          Statement on Form S-1, Reg. No. 333-48849).

     10.2 Form of Employment Agreement between the
          Registrant and Lewis W. Dickey, Jr.
          (incorporated herein by reference to Exhibit
          10.7 of the Registrant's Registration
          Statement on Form S-1, Reg. No. 333-48849).

     23.1 Consent of PricewaterhouseCoopers LLP
          (Illinois).

     23.2 Consent of PricewaterhouseCoopers LLP
          (Alabama).

     23.3 Consent of PricewaterhouseCoopers LLP
          (Georgia).

     23.4 Consent of Johnson, Miller & Co. (New
          Frontier Communications, Inc.)

     23.5 Consent of Johnson, Miller & Co. (KLUR, KQXR,
          KYYI Radio)

     23.6 Consent of McGladrey & Pullen, LLP.

     23.7 Consent of Plante & Moran, LLP.

     23.8 Consent of KPMG Peat Marwick LLP.

     23.9 Consent of Godfrey & Kahn, S.C., included in
          Exhibit 5.